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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

Steffens                 Don                      R.
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   (Last)               (First)                 (Middle)

100 North Arlington Ave., Suite 23P
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                                    (Street)

Reno                                   NV                        89501
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

6/29/96
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp.  HVSF
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X*]   Director                             [X  ]   10% Owner
   [ X*]   Officer (give title below)           [   ]   Other (specify below)


       Chief Financial Officer and Secretary
      --------------------------------------------------------------------
* See explanation
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6. If Amendment, Date of Original (Month/Year)

4/10/97
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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

Common Stock                             654,671                     I                    Corporate (Note 1)
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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
Explanation of Responses:

TITLE OF OFFICER: Mr. Steffens was an officer and director of the issuer at the time of the initial report on Form 3, but ceased to be an officer or director of the issuer in fall 1997. For reasons described below, Mr. Steffens may continue to be deemed a 10% beneficial owner of the issuer's stock.

NOTE A: Represents shares held by Bio-Sphere Technology, Inc. ("BTI"), a corporation in which Mr. Steffens is an officer, director and a shareholder. Mr. Steffens disclaims beneficial ownership in all shares held by BST other than to the extent of his pecuniary interest therein. Mr. Steffens is no longer an officer or director of the issuer, but continues to be so of BTI. This Form amends Mr. Steffen's earlier filing to reflect his reportable ownership as of an earlier date and all subsequent filings are deemed amended to reflect this amendment.

All holdings reflect a 1 for 10 share reverse stock split effected by the issuer 2/2/98.


/s/ Don R. Steffens                                             4/17/98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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